Exhibit 99.2

Loews Corporation First Quarter 2026 Earnings Remarks

Ben Tisch, CEO:
Loews reported net income of $337 million in the first quarter compared to $370 million a year ago. It was a tale of two cities type of quarter, with Boardwalk and Loews Hotels posting tremendous results, while CNA took a step back following a period of strong performance.
At CNA, there were two notable components to the quarter: a $106 million reserve charge and a 2.6-point increase in the underlying loss ratio. We view these as two sides of the same coin.
In several casualty lines, more recent accident years developed adversely, which led us to reassess our prior estimates and strengthen reserves. At the same time, that experience informed a more conservative view of the current accident year, resulting in higher loss picks. Of the 2.6-point increase in the underlying loss ratio, a portion reflects CNA’s reassessment of prior year loss picks, with the remainder driven by the realization that rate in certain casualty classes is no longer outpacing underlying loss cost trends.
While we aim to be conservative in our initial estimates, in this instance our assumptions—particularly around loss cost inflation and claim frequency—proved not conservative enough. In response, we acted decisively to strengthen reserves and reset our expectations for the current accident year.
We believe these actions position us appropriately to contain the issue going forward. Given the more conservative loss assumptions embedded in the business today, along with moderating rate trends, we would not expect growth to reaccelerate meaningfully in the near term as we remain focused on maintaining underwriting discipline and protecting the balance sheet.
At Boardwalk, underlying fundamentals remain very strong. The business delivered another quarter of growth, benefiting from higher re-contracting rates, increased utilization across the system, and robust demand for natural gas transportation and storage. Just last week, Boardwalk completed the acquisition of Spire Marketing for $215 million, now operating as Continuum, a transaction that was self-funded and enhances the company’s commercial capabilities. We view this as a natural extension of Boardwalk’s platform and another example of its ability to deploy capital in a disciplined, value-accretive manner.
At Loews Hotels, the quarter was exceptional. Adjusted EBITDA increased more than 50% year over year, driven by strong performance across our Orlando portfolio, including contributions from the three new hotels adjacent to Epic Universe, as well as higher occupancy and average room rates across the campus. We are now seeing the earnings power of our recent investments come through in a meaningful way. While there is still ramp ahead, the trajectory is clear, and we are very optimistic about what lies ahead.
Lastly, I want to touch on capital allocation. As you can see, our cash balance has grown over the past year ($4.5 billion), and share repurchase activity has been relatively muted, particularly in the most recent quarter.
There are a few factors driving that. First, while we continue to believe the stock trades at a discount to intrinsic value, it has appreciated meaningfully over the past two years. All else equal, I’m more comfortable deploying capital at lower prices than higher ones.
Second, our capex backlog at Boardwalk has grown to approximately $3.2 billion. While the business should be able to largely self-fund this investment, it is prudent for us to maintain a larger-than-normal cash balance at the parent as we enter a period of elevated capital spending. As I’ve mentioned previously, we expect that backlog to grow before it begins to decline.
Third, I remain mindful of the cyclical nature of our businesses. We’ve had a strong run, but cycles do turn—as we were reminded this quarter at CNA—and I would prefer to see how conditions evolve, particularly in our insurance and hotel segments, before becoming more aggressive.
Finally, the Boardwalk litigation remains an outstanding risk. While I am confident in our position, recent experience has reinforced the importance of maintaining a margin of safety, particularly given the potential magnitude of the exposure.
None of this changes my core view that Loews continues to trade at a meaningful discount to intrinsic value, nor my view that over time we will continue to shrink the share count meaningfully, but with all these balls in the air, some incremental cash certainly won’t burn a hole in my pocket.
Jane Wang, CFO:
For the first quarter of 2026, Loews reported net income of $337 million or $1.63 per share, compared with $370 million or $1.74 per share in the prior-year quarter. The 9% year-over-year decline in net income was driven by lower contributions from CNA and the parent company, partially offset by stronger earnings from Boardwalk Pipelines and Loews Hotels.
Book value per share excluding AOCI rose from $95.89 at year-end 2025 to $97.20 at the end of the first quarter of 2026. Including AOCI, book value per share grew more modestly from $90.71 to $90.90, as higher interest rates widened unrealized losses in CNA’s fixed income portfolio.
CNA contributed net income of $194 million to Loews in the first quarter of 2026 compared with $252 million in the first quarter of 2025. The 23% year-over-year decline was driven by lower P&C underwriting income as a result of a higher underlying loss ratio and unfavorable net prior year loss reserve development, partially offset by higher net investment income.
CNA’s combined ratio increased by 3.8 points to 102.2% compared with 98.4% in the first quarter of 2025. The higher underlying loss ratio accounted for 2.6 points of that increase, driven by aggregate loss cost trends exceeding rate in recent quarters. The higher loss picks are primarily related to certain longer-tail lines, including excess casualty and workers’ compensation. CNA’s management is also taking an increased level of conservatism in response to industry dynamics. Unfavorable net prior-year development added 4.1 points to the combined ratio, compared with 2.5 points in the prior-year quarter. The prior year loss development in the current quarter was driven by excess casualty and affinity professional errors & omissions businesses in recent accident years.
Growth in net written premiums in the quarter slowed to 1%, which reflects rate increases of 2%, exposure growth of 1%, and retention of 83%. Management continues to exercise underwriting discipline as the insurance industry continues to face a softer rate environment.

CNA’s net investment income was higher year-over-year as fixed income returns more than offset declines in common stock returns. Fixed income benefited from a $1.1 billion increase in the invested asset base, along with an approximately 10 basis-point increase in pre-tax yields to 4.9%. Investment losses were $7 million higher year-over-year due to impairment losses and mark-to-market losses on non-redeemable preferred stock.
Please refer to CNA’s Investor Relations website for more details on its results.
Boardwalk Pipelines continues to benefit from strong natural gas demand. EBITDA increased 4% to $360 million in the first quarter of 2026 compared with $346 million in the first quarter of 2025. Boardwalk contributed net income of $159 million in the first quarter of 2026, a 5% increase over $152 million in the prior-year quarter. The growth was driven by higher contracting rates and utilization on natural gas pipelines as well as higher rates on storage and park and loan services. This was partially offset by lower product sales and higher operating expenses.
As Ben mentioned in his remarks, Boardwalk signed an agreement to acquire Spire Marketing for $215 million during the first quarter. This transaction closed last Thursday, April 30th, and was self-financed by Boardwalk from cash on hand.
In our hospitality business, Loews Hotels reported adjusted EBITDA of $124 million in the first quarter of 2026, an increase of 53% compared to $81 million in the first quarter of 2025. On a net income basis, Loews Hotels contributed $26 million in the first quarter of 2026, compared with break-even results in the prior-year quarter. Overall occupancy increased 7 points year over year to 81% in the first quarter of 2026. This significant growth was primarily driven by the performance of the Orlando joint venture properties. In addition to the three new properties in Orlando which were not open for the full first quarter last year, the company’s existing Orlando hotels benefited from higher average daily rates and occupancy.
Finally, at the parent company, Loews recorded an investment loss of $3 million in the first quarter of 2026, compared with break-even results in the prior-year quarter. Results in both periods reflected the impact of weak equity market performance. The increase in corporate expenses was driven by the refinancing of maturing bonds during the first quarter.

From a cash flow perspective, Loews received $616 million in dividends from CNA and $75 million of distributions from Boardwalk in the first quarter of 2026. Since the end of 2025, we repurchased almost 300,000 shares of our common stock at a cost of $31 million. Loews ended 2026’s first quarter with $4.5 billion in cash and investments and $1.8 billion of holding company debt.

Reconciliation of GAAP Measures to Non-GAAP Measures
These earnings remarks contain financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management believes some investors may find these measures useful to evaluate our and our subsidiaries’ financial performance. CNA utilizes underlying loss ratio and underlying combined ratio, Boardwalk Pipelines utilizes earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and Loews Hotels & Co utilizes Adjusted EBITDA. These non-GAAP measures are defined and reconciled to the most comparable GAAP measures.
About Loews Corporation
Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries. For more information, please visit www.loews.com.
Forward-Looking Statements
Statements contained in these earnings remarks which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by the Company. A discussion of the important risk factors and other considerations that could materially impact these matters, as well as the Company's overall business and financial performance, can be found in the Company's reports filed with the Securities and Exchange Commission and readers of these remarks are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company's website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of these remarks. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Definitions of Non-GAAP Measures and Reconciliation of GAAP Measures to Non-GAAP Measures:
CNA Financial Corporation
In evaluating the results of Property & Casualty operations, CNA utilizes the loss ratio, the underlying loss ratio, the expense ratio, the dividend ratio, the combined ratio and the underlying combined ratio. These ratios are calculated using GAAP financial results. The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The underlying loss ratio excludes the impact of catastrophe-related reinstatement premiums, catastrophe losses and development-related items from the loss ratio. Development-related items represent net prior year loss reserve and premium development, and includes the effects of interest accretion and change in allowance for uncollectible reinsurance. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders’ dividends incurred to net earned premiums. The combined ratio is the sum of the loss ratio, the expense ratio and the dividend ratio. The underlying combined ratio is the sum of the underlying loss ratio, the expense ratio and the dividend ratio. The underlying loss ratio and the underlying combined ratio are deemed to be non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate CNA’s underwriting performance since they remove the impact of catastrophe losses which are unpredictable as to timing and amount, and development-related items as they are not indicative of current year underwriting performance.

The following table presents a reconciliation of CNA’s loss ratio to underlying loss ratio and CNA’s combined ratio to underlying combined ratio:

	Three Months Ended March 31,
	2026	2025
Loss ratio	71.8%	67.8%
Expense ratio	29.9	30.2
Dividend ratio	0.5	0.4
Combined ratio	102.2%	98.4%
Less: Effect of catastrophe impacts	3.6	3.8
Less: Effect of development-related items	4.1	2.5
Underlying combined ratio	94.5%	92.1%
Underlying loss ratio	64.1%	61.5%
Boardwalk Pipelines
EBITDA is defined as earnings before interest, income tax expense, depreciation and amortization. The following table presents a reconciliation of Boardwalk’s net income attributable to Loews Corporation to its EBITDA:

	Three Months Ended March 31,
(In millions)	2026	2025
Boardwalk net income attributable to Loews Corporation	$159	$152
Interest, net	38	38
Income tax expense	52	50
Depreciation and amortization	111	106
EBITDA	$360	$346
Loews Hotels & Co
Adjusted EBITDA is calculated by excluding from Loews Hotels & Co’s EBITDA, the noncontrolling interest share of EBITDA adjustments, gains or losses on asset acquisitions and dispositions, asset impairments, and equity method income, and including Loews Hotels & Co’s pro rata Adjusted EBITDA of equity method investments. Pro rata Adjusted EBITDA of equity method investments is calculated by applying Loews Hotels & Co’s ownership percentage to the underlying equity method investment’s components of Adjusted EBITDA and excluding distributions in excess of basis.

The following table presents a reconciliation of Loews Hotels & Co net income attributable to Loews Corporation to its Adjusted EBITDA:

	Three Months Ended March 31,
(In millions)	2026	2025
Loews Hotels & Co net income attributable to Loews Corporation	$26	$—
Interest, net	12	13
Income tax expense	11	4
Depreciation and amortization	26	24
EBITDA	75	41
Noncontrolling interest share of EBITDA adjustments		(1)
Asset impairments	9
Equity investment adjustments:
Loews Hotels & Co’s equity method income	(44)	(6)
Pro rata Adjusted EBITDA of equity method investments	83	46
Consolidation adjustments	1	1
Adjusted EBITDA	$124	$81
The following table presents a reconciliation of Loews Hotels & Co’s equity method income to the Pro rata Adjusted EBITDA of its equity method investments:

	Three Months Ended March 31,
(In millions)	2026	2025
Loews Hotels & Co’s equity method income	$44	$6
Pro rata share of equity method investments:
Interest, net	17	10
Income tax expense
Depreciation and amortization	17	13
Asset impairments		9
Distributions in excess of basis	7	9
Other adjustments	(2)	(1)
Pro rata Adjusted EBITDA of equity method investments	$83	$46